                                                                   EXHIBIT 10.27



                          SECURITIES PURCHASE AGREEMENT

                                  by and among

                                  AVIALL, INC.

                                       and

                               CERTAIN PURCHASERS
                                IDENTIFIED HEREIN

                          Dated as of December 17, 2001



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                                TABLE OF CONTENTS

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                                                                                                                PAGE
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ARTICLE I. DEFINITIONS............................................................................................1
         1.1      Defined Terms...................................................................................1


ARTICLE II. PURCHASE AND SALE OF SECURITIES.......................................................................9
         2.1      Purchase and Sale of Securities.................................................................9
         2.2      Consideration for Securities....................................................................9


ARTICLE III. CLOSING.............................................................................................10
         3.1      Closing........................................................................................10
         3.2      Deliveries by the Company at Closing...........................................................10
         3.3      Deliveries by the Purchasers at Closing........................................................10
         3.4      Certificates; Opinions.........................................................................10
         3.5      Registration Rights Agreement..................................................................10
         3.6      Standstill Agreement...........................................................................10
         3.7      Management Agreements..........................................................................10
         3.8      Form of Documents and Instruments..............................................................10


ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................11
         4.1      Organization of the Company....................................................................11
         4.2      Capitalization of the Company..................................................................11
         4.3      Authorization of Issuance......................................................................12
         4.4      Due Authorization..............................................................................12
         4.5      No Conflict....................................................................................13
         4.6      Consents and Approvals.........................................................................13
         4.7      Subsidiaries...................................................................................13
         4.8      SEC Filings; Interim Financial Statements......................................................14
         4.9      Absence of Undisclosed Liabilities.............................................................15
         4.10     Absence of Certain Changes.....................................................................15
         4.11     Compliance With Laws...........................................................................15
         4.12     Litigation.....................................................................................16
         4.13     Employee Benefit Plans and Other Agreements....................................................16
         4.14     Taxes..........................................................................................20
         4.15     Environmental Matters..........................................................................21
         4.16     Insurance......................................................................................22
         4.17     Title to Assets, Etc. .........................................................................23
         4.18     Condition of Tangible Assets...................................................................23
         4.19     Labor Matters..................................................................................23
         4.20     Intellectual Property..........................................................................24
         4.21     Government Contracts...........................................................................24
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                                        i
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         4.22     Board Recommendations..........................................................................25
         4.23     No Brokers.....................................................................................25
         4.24     Contracts; No Defaults.........................................................................25
         4.25     Customers......................................................................................27
         4.26     Suppliers......................................................................................27
         4.27     Affiliated Transactions........................................................................28
         4.28     Real Property..................................................................................28
         4.29     State Takeover Statutes........................................................................28
         4.30     Minimum Inventory Purchases....................................................................29
         4.31     Rolls Royce T-56 Engine Parts Contract.........................................................29
         4.32     Inventory......................................................................................29
         4.33     Information Technology.........................................................................29
         4.34     Projections....................................................................................29


ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASERS..........................................................29
         5.1      Organization of Purchaser......................................................................29
         5.2      Due Authorization..............................................................................30
         5.3      No Conflict....................................................................................30
         5.4      Consents and Approvals.........................................................................30
         5.5      Purchase for Investment........................................................................31
         5.6      No Brokers.....................................................................................31


ARTICLE VI. COVENANTS............................................................................................32
         6.1      Meeting of Stockholders; Proxy Statement.......................................................32
         6.2      Continuing Operations..........................................................................33
         6.3      Press Releases.................................................................................34
         6.4      Investigations and Access......................................................................34
         6.5      Notification of Certain Matters................................................................35
         6.6      No Solicitation................................................................................35
         6.7      [Reserved].....................................................................................35
         6.8      Certain Undertakings...........................................................................35
         6.9      Director And Officer Indemnification...........................................................35
         6.10     Listing........................................................................................36
         6.11     Legend.........................................................................................36
         6.12     Payment of Fees................................................................................37
         6.13     Use of Proceeds................................................................................37
         6.14     Confidentiality................................................................................37
         6.15     Issuance of Rights.............................................................................38
         6.16     Transfer of Bridge Preferred Stock.............................................................38


ARTICLE VII. CONDITIONS TO CLOSING...............................................................................39
         7.1      Condition to Each Party's Obligations..........................................................39
         7.2      Conditions to the Company's Obligations........................................................39
         7.3      Conditions to the Purchasers' Obligations......................................................40
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                                       ii

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ARTICLE VIII. INDEMNIFICATION....................................................................................42
         8.1      Survival of Representations, Etc. .............................................................42
         8.2      Indemnification by the Company.................................................................42
         8.3      Indemnification by the Purchasers..............................................................42
         8.4      Limitation on Indemnities......................................................................42
         8.5      Losses.........................................................................................43
         8.6      Defense of Claims..............................................................................43
         8.7      Tax Treatment of Indemnity.....................................................................43


ARTICLE IX. MISCELLANEOUS........................................................................................44
         9.1      Termination....................................................................................44
         9.2      In the Event of Termination....................................................................44
         9.3      Expenses.......................................................................................44
         9.4      Injunctive Relief..............................................................................45
         9.5      Assignment.....................................................................................45
         9.6      Notices........................................................................................45
         9.7      Choice of Law..................................................................................47
         9.8      Entire Agreement; Amendments and Waivers.......................................................47
         9.9      Counterparts...................................................................................47
         9.10     Invalidity.....................................................................................47
         9.11     Headings.......................................................................................47
         9.12     Limitation of Liability........................................................................47
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                                       iii

                          SECURITIES PURCHASE AGREEMENT

                  This Securities Purchase Agreement (this "Agreement"), dated as of December 17, 2001, is by and among (i) Aviall, Inc., a Delaware corporation (the "Company"), and (ii) Carlyle Partners III, L.P., a Delaware limited partnership ("CPIII"), and CP III Coinvestment, L.P., a Delaware limited partnership (together with CPIII, the "Purchasers").


                                     RECITAL

                  WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, an aggregate of 45,000 shares (the "Bridge Preferred Shares") of the Series B Senior Convertible Participating Preferred Stock, $.01 par value per share, of the Company (the "Bridge Preferred Stock"), having the rights, designations and preferences set forth in the Bridge Preferred Stock Certificate of Designations (as defined herein), for the consideration as set forth in Section 2.2.

                  WHEREAS, under certain circumstances set forth in the Bridge Preferred Stock Certificate of Designations, the Bridge Preferred Stock shall be
(i) convertible, at the option of the holders, into shares of Common Stock (as defined herein) and shares (the "Mezzanine Preferred Shares") of the Series C Senior Participating Preferred Stock, $.01 par value per share, of the Company (the "Mezzanine Preferred Stock"), having the rights, designations and preferences set forth in the Mezzanine Preferred Stock Certificate of Designations (as defined herein), or (ii) automatically convertible, under certain circumstances, into shares (the "Permanent Preferred Shares") of Series D Senior Convertible Participating Preferred Stock, $.01 par value per share, of the Company (the "Permanent Preferred Stock"), having the rights, designations and preferences set forth in the Permanent Preferred Stock Certificate of Designations (as defined herein).


                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS



         1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

                  "Affiliate" shall mean any entity controlling, controlled by or under common control with the Company. For the purposes of this definition, "control" shall have the meaning presently specified for that word in Rule 405 promulgated by the Commission under the Securities Act.

                  "Agreement" shall mean this Securities Purchase Agreement, together with all schedules and exhibits referenced herein.

                  "Alternative Transaction" has the meaning set forth in Section
6.6 of the Agreement.

                  "Applicable Law" means any statute, law, rule, regulation or published policy or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified Person or property is subject.

                  "As-Adjusted Balance Sheet" has the meaning set forth in
Section 7.3(s) of the Agreement.

                  "Australian Credit Facility" means the credit facility to be entered into between Aviall Pty Ltd and a lender selected by Aviall Services, Inc. in an aggregate amount not exceeding 9,637,597.24 Australian dollars.

                  "Benefit Arrangement" shall mean with respect to the Company and any of its Subsidiaries, any employment, consulting, severance, change in control or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits), fringe benefits or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases, annual or long-term cash incentive, base pay or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company and any of its Subsidiaries or any ERISA Affiliate of the Company and any of its Subsidiaries, and (C) covers any employee or former employee, director or consultant of the Company and any of its Subsidiaries (with respect to their relationship with any such entity).

                  "Board of Directors" means the Board of Directors of the Company.

                  "Bridge Preferred Shares" has the meaning specified in the Recitals hereto.

                  "Bridge Preferred Stock" has the meaning specified in the Recitals hereto.

                  "Bridge Preferred Stock Certificate of Designations" means the Certificate of Designations of the Series B Senior Convertible Participating Preferred Stock, $.01 par value per share, of the Company, in the form attached hereto as Exhibit A.

                  "Bylaws" means the Amended and Restated Bylaws of the Company as in effect on the date hereof.

                  "Business" means the business of the Company as described more fully in the "Business" section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                  "Business Days" means a day other than a Saturday or Sunday or any federal or New York holiday.

                  "Canadian Credit Facility" means that certain credit facility of Aviall (Canada) Ltd. for an aggregate amount of up to 6,000,000 Canadian dollars.

                  "Carlyle" means TC Group, L.L.C. or (to the extent appropriate from the context) one or more of its Affiliates.

                  "Carlyle Transaction Expenses" means the reasonable out-of-pocket fees and expenses incurred by the Purchasers and/or by Carlyle on behalf of the Purchasers in connection with the transactions contemplated hereby, including, but not limited to, fees and expenses of legal counsel, accountants and consultants and travel and other expenses incurred in connection with the preparation of the Agreement, Carlyle's due diligence examination relating to the Agreement and the other out-of-pocket expenses incurred by the Purchasers or Carlyle in connection with the transaction contemplated hereby.

                   "Certificate of Incorporation" means the Certificate of Incorporation of the Company as amended or restated and as in effect on the date hereof.

                  "Claim" has the meaning set forth in Section 8.6 of this Agreement.

                  "Claim Notice" has the meaning set forth in Section 8.6 of this Agreement.

                  "Closing" has the meaning set forth in Section 3.1 of the Agreement.

                  "Closing Date" means December 21, 2001 or such other date agreed to by the parties.

                  "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

                  "Commission" means the United States Securities and Exchange Commission.

                  "Common Stock" means the common stock, $.01 par value per share, of the Company.

                  "Company Indemnified Parties" has the meaning set forth in
Section 8.3 of this Agreement.

                  "Contract" has the meaning set forth in Section 4.24(a) of the Agreement.

                  "Conversion Shares" means (i) the Mezzanine Preferred Shares and Permanent Preferred Shares issuable upon the conversion of the Bridge Preferred Shares and (ii) the shares of Common Stock issuable upon the conversion of the Bridge Preferred Shares and the Permanent Preferred Shares.

                  "Credit Facility" means, collectively, the Revolving Credit and Term Loan Agreement, dated as of December 23, 1999, among Aviall, Inc., the lending institutions from time to time parties thereto, BankBoston, N.A., as administrative agent, and Bank of America, N.A., as documentation agent, as amended, together will all schedules and exhibits references therein and all notes executed on account thereof.

                  "Employee Plans" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                  "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance or other rights of third parties, and, with respect to any securities, any agreements, understandings or restrictions affecting the voting rights or other incidents of record or beneficial ownership pertaining to such securities.

                  "Environmental Conditions" means the Release or threatened Release of any Hazardous Material (whether or not upon a Facility or any former facility or other property and whether or not such Release constituted at the time thereof a violation of any Environmental Law) as a result of which the Company has or may become liable to any Person or by reason of which any Facility, any former facility or any of the assets of the Company may suffer or be subjected to any Encumbrances.

                  "Environmental Laws" means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, legally binding decrees, or other requirement of any Governmental Entity (including, without limitation, common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health relating to exposure of any kind of Hazardous Materials, as has been, is now, or may at any time hereafter be, in effect.

                  "Environmental Permits" means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, a member of an "affiliated service group" with, or otherwise required to be aggregated with the Company, as set forth in Section 414(b), (c), (m) or (o) of the Code.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Facilities" means the offices and buildings and all other real property which are owned, leased or operated by the Company or any Subsidiary.

                  "Financing Fee" has the meaning set forth in Section 6.12 of this Agreement.

                  "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery and equipment owned by the Company or any Subsidiary.

                   "GAAP" has the meaning set forth in Section 4.8 of the Agreement.

                  "Government Contracts" shall mean all contracts, options, agreements, commitments of sales or purchase orders of the Company with the United States Government or any department or agency thereof, including, any contract, option, agreement, commitment or sales order of the Company with any other party in connection with a contract between a third party and the United States Government or a department or agency thereof. Such term also includes all bids, quotations and proposals, which if accepted, would result in a Government Contract.

                  "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any governmental or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

                  "Hazardous Materials" means any hazardous substance, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, ureaformaldehyde insulation, asbestos or asbestos-containing materials, pollutants, contaminants, radioactivity, and any other materials or substances of any kind, whether solid, liquid or gas, and whether or not any such substance is defined as hazardous under any Environmental Law, that is regulated pursuant to any Environmental Law or that could give rise to liability under any Environmental Law.

                  "Indemnified Parties" has the meaning set forth in Section 8.3 of this Agreement.

                  "Initial Increase Date" means the date which is one hundred
(100) days after the Closing Date.

                  "Interim Period" has the meaning set forth in Section 6.2 of the Agreement. "Investor Nominee" has the meaning set forth in Section 6.9 of this Agreement.

                  "IRS" has the meaning set forth in Section 4.13 of the Agreement.

                  "Knowledge of the Company" (or similar language to that effect) means to the actual knowledge of the Persons listed on Schedule 1 hereto.

                   "Losses" has the meaning set forth in Section 8.2 of this Agreement.

                  "Material Adverse Effect" or "Material Adverse Change" shall mean an event, occurrence or condition that has had, or could reasonably be expected to have, a material adverse change or effect on the business, condition (financial or otherwise), assets, liabilities, working capital or results of operations of the Company or its Subsidiaries, taken as a whole.

                  "Mezzanine Preferred Shares" has the meaning specified in the Recitals hereto.

                  "Mezzanine Preferred Stock" has the meaning specified in the Recitals hereto.

                  "Mezzanine Preferred Stock Certificate of Designations" means the Certificate of Designations of the Series C Senior Participating Preferred Stock, $.01 par value per share, of the Company, in the form attached hereto as Exhibit B.

                  "Multiemployer Plan" means with respect to the Company and any of its Subsidiaries any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, (A) to which the Company and any of its Subsidiaries or any ERISA Affiliate of the Company and any of its Subsidiaries maintains, administers, contributes or is required to contribute and (B) which covers any employee or former employee of the Company and any of its Subsidiaries or any ERISA Affiliate of the Company and any of its Subsidiaries (with respect to their relationship with such entities).

                  "New Credit Facility" means that certain Credit Agreement to be entered into among Aviall Services, Inc., as borrower, Aviall, Inc., and the lenders and issuers party thereto and Citicorp USA, Inc., as administrative agent, attached as Exhibit F.

                  "NOLs" has the meaning set forth in Section 4.14(l) of the Agreement.

                  "Note Purchase Agreement" means that certain Securities Purchase Agreement to be entered into by and among the Company, Aviall Services, Inc., J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P. and other purchasers defined therein, attached as Exhibit G.

                  "Option" means outstanding options to purchase Common Stock of the Company or any of its Subsidiaries.

                  "Owned Real Property" means all real property owned by the Company or any of its Subsidiaries.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Pension Plan" means with respect to the Company and any of its Subsidiaries any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which the Company and any of its Subsidiaries or any ERISA Affiliate of the Company and any of its Subsidiaries maintains, administers, contributes to or is required to contribute to and (B) which covers any current employee or former employee, director or consultant of the Company and any of its Subsidiaries or any ERISA Affiliate of the Company and any of its Subsidiaries (with respect to their relationship with such entities).

                  "Permanent Preferred Shares" has the meaning specified in the Recitals hereto.

                  "Permanent Preferred Stock" has the meaning specified in the Recitals hereto.

                  "Permanent Preferred Stock Certificate of Designations" means the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions thereof of the Series D Senior Convertible Participating Preferred Stock, $.01 par value per share, of the Company, substantially in the form attached hereto as Exhibit C.

                  "Permits" shall mean all material licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings required by any federal, state, local or foreign laws or governmental or regulatory bodies and all industry or other non-governmental self-regulatory organizations.

                  "Permitted Encumbrances" means (i) any mechanic's or materialmen's lien or similar Encumbrances with respect to amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, (ii) Encumbrances for Taxes not yet due and payable or which are being contested in good faith by appropriate proceeding and for which appropriate reserves have been established, or (iii) Encumbrances arising under the Credit Facility, the New Credit Facility, the Canadian Credit Facility and the Australian Credit Facility.

                  "Person" means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate or other entity or organization.

                  "Pre-Closing Environmental Conditions" means any Environmental Condition occurring or in existence on or prior to the Closing Date.

                  "Private Placement Legend" has the meaning set forth in
Section 6.11 of the Agreement.

                  "Proceeding" means any action, suit or proceeding by or before any Governmental Entity, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any investigation that could reasonably be expected to lead to such an action, suit or proceeding.

                  "Proprietary Rights" has the meaning set forth in Section 4.20 of the Agreement.

                  "Proxy Materials" means the proxy statement and other proxy materials (as amended and supplemented) to be used to solicit proxies on behalf of the Board of Directors in connection with the Stockholders Meeting.

                  "Purchaser Indemnified Parties" has the meaning set forth in
Section 8.2 of this Agreement.

                  "Registration Rights Agreement" means the Registration Rights Agreement by and among the Company and the Purchasers in the form attached hereto as Exhibit E.

                  "Release" means and includes any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Materials.

                  "Required Stockholder Approval" means the affirmative vote of a majority of the shares of the Common Stock and Bridge Preferred Stock represented in person or by proxy at the Stockholders Meeting in favor of approval of the Stockholder Proposal.

                  "Rights Plan" means the Aviall, Inc. Preferred Stock Purchase Rights Plan between Aviall, Inc. and The First National Bank of Boston, dated as of December 7, 1993, as amended.

                  "Rollover Fee" means an amount in cash equal to 5.00% of the aggregate Liquidation Preference (as defined in the Bridge Preferred Stock Certificate of Designations) of the outstanding Bridge Preferred Stock on the date the Rollover Fee is paid pursuant to Section 6.12.

                  "Rolls Royce T-56 Engine Parts Contract" means the Distribution Services Agreement to be entered into by and between Aviall Services, Inc. and Rolls-Royce Corporation, in the form of Exhibit D.

                  "Schedule" has the meaning set forth in Section 9.8 of the Agreement.

                  "SEC Filings" has the meaning set forth in Section 4.8 of the Agreement.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Series A Junior Participating Preferred Stock" means the Series A Junior Participating Preferred Stock, $.01 par value per share, of the Company.

                  "Standstill Agreement" means the Standstill Agreement by and among the Company and the Purchasers in the form attached hereto as Exhibit H.

                  "Stockholders Meeting" has the meaning set forth in Section
6.1 of the Agreement.

                  "Stockholder Proposal" has the meaning set forth in Section
6.1 of the Agreement.

                  "Subsidiary" means, with respect to any Person, (a) any corporation of which at least a majority in interest of the outstanding voting stock (having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned or controlled by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries, or (b) any corporate or non-corporate entity in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has an ownership interest and 100% of the revenue of which is included in the consolidated financial reports of such Person consistent with generally accepted accounting principles.

                  "Tax" or "Taxes" means any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority or arising under any Tax law or agreement, including, without limitation, any joint venture or partnership agreement.

                  "Taxpayer" has the meaning set forth in Section 4.14 of this Agreement.

                  "Tax Return" means any return, report, information return or other document (including any related or supporting information) relating to Taxes, including without limitation all information returns, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

                  "Third Party Notice" has the meaning set forth in Section 8.6 of this Agreement.

                  "Transaction" means, taken together, the transactions contemplated under this Agreement.

                  "Welfare Plan" means with respect to the Company and any of its Subsidiaries any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which the Company and any of its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, and (B) which covers any employee or former employee of the Company and any of its Subsidiaries (with respect to their relationship with such entities).

                                  ARTICLE II.
                         PURCHASE AND SALE OF SECURITIES

         2.1 Purchase and Sale of Securities. Upon the terms and subject to the conditions contained herein, on the Closing Date, the Company will sell to each Purchaser, and each Purchaser will purchase from the Company, that number of the Bridge Preferred Shares set forth opposite such Purchaser's name on Schedule 2 hereto.

         2.2 Consideration for Securities. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Bridge Preferred Shares, on the Closing Date, each Purchaser shall pay to the Company by wire transfer of same day funds, the cash purchase price set forth opposite such Purchaser's name on Schedule 2 hereto.

                                  ARTICLE III.
                                     CLOSING


         3.1 Closing. The closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. Eastern Time on the Closing Date at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, N.Y. 10153, unless the parties hereto otherwise agree.

         3.2 Deliveries by the Company at Closing. At Closing, the Company shall issue and deliver to the Purchasers:

                  (a) certificates evidencing the Bridge Preferred Shares in the name of the Purchasers (or their permitted assignees) in the respective amounts set forth on Schedule 2 hereto; and

                  (b) all such other documents and instruments as the Purchasers or their counsel shall reasonably request to consummate or evidence the Transaction.

         3.3 Deliveries by the Purchasers at Closing. At Closing, the Purchasers shall deliver to the Company:

                  (a) same day funds as provided in Section 2.2;

                  (b) all such other documents and instruments as the Company or its counsel shall reasonably request to consummate or evidence the Transaction.

         3.4 Certificates; Opinions. At Closing, the Purchasers and the Company shall deliver the certificates, opinion of counsel, and other documents described in Article 7.

         3.5 Registration Rights Agreement. At Closing, the Company and the Purchasers shall enter into the Registration Rights Agreement.

         3.6 Standstill Agreement. At Closing, the Company and the Purchasers shall enter into the Standstill Agreement.

         3.7 Management Agreements. At Closing, the Company and the Purchasers shall enter into the agreements attached as Exhibit J hereto.

         3.8 Form of Documents and Instruments. All of the documents and instruments delivered at Closing shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties' respective counsel.

                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to the Purchasers as follows:

         4.1 Organization of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as presently being conducted. No actions or proceedings to dissolve the Company are pending or, to the Knowledge of the Company, threatened. The copies of the Certificate of Incorporation and Bylaws heretofore delivered by the Company to the Purchasers are accurate and complete as of the date of this Agreement. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing, except where the failure to do so taken in the aggregate would not have a Material Adverse Effect.

         4.2 Capitalization of the Company.

                  (a) The authorized capital stock of the Company as of the date hereof, consists solely of 80,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, of which 800,000 shares of preferred stock have been designated Series A Junior Participating Preferred Stock. As of November 30, 2001, (i) 18,495,990 shares of Common Stock are issued and outstanding and (ii) 2,912,434 shares of Common Stock are reserved for issuance upon exercise of Options (whether vested or unvested as of the date hereof). Since November 30, 2001, the Company has not issued any capital stock except pursuant to the exercise of Options other than pursuant to this Agreement. Schedule 4.2 contains the aggregate number of outstanding Options to purchase shares of Common Stock, the weighted average exercise price with respect to such Options and the plan or other arrangements pursuant to which such options were issued. All outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable and issued in compliance with the Securities Act and all applicable state securities laws, and no shares of capital stock of the Company are subject to, nor have any been issued in violation of, any preemptive or similar rights.

                  (b) Except as set forth above in paragraph (a) of this Section 4.2, as contemplated by this Agreement and as set forth on Schedule 4.2 hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company; (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company; (iii) no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind to acquire from the Company, and no obligation of the Company to issue or sell, any shares of capital stock or other voting securities of the Company or any securities of the Company convertible into or exchangeable for such capital stock or voting securities; and (iv) other than employee compensation plans based on the Company's earnings and executive officer employment agreements, no equity equivalents, interests in the ownership or earnings or other similar rights of or with respect to the Company. Except as set forth on Schedule 4.2 and as set forth in this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or any other securities of the type described in clauses (i)-(iv) of the preceding sentence. Except as provided in this Agreement, there are no restrictions upon the voting or transfer of any share of the capital stock or other voting securities of the Company pursuant to the Certificate of

Incorporation, the Bylaws or other governing documents or any agreement or other instrument to which the Company is a party or by which the Company is bound other than restricted stock held by certain employees. Consummation of the transactions contemplated by this Agreement will not result in the acceleration of vesting of more than 326,500 Options in the aggregate.

                  (c) The Company has amended the Rights Plan and taken such other action so as to ensure that the Purchasers shall not become Acquiring Persons (as defined in the Rights Plan) as a result of the execution and delivery of this Agreement or the acquisition of beneficial or record ownership of the Bridge Preferred Shares or the Conversion Shares. The Company has provided to the Purchasers a true and correct copy of the Rights Plan, as amended to date.

                  (d) The Company has taken any and all action necessary to amend the Rights Plan and the Rights Plan has been amended in accordance with
Exhibit I hereto.

         4.3 Authorization of Issuance. At the Closing, (i) the Bridge Preferred Shares to be acquired by the Purchasers from the Company will be duly authorized and validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar rights and (ii) the Conversion Shares will be duly authorized and reserved for issuance, and upon issuance thereof upon conversion of the Bridge Preferred Shares and the Permanent Preferred Shares in accordance with the terms of the Bridge Preferred Stock Certificate of Designations and the Permanent Preferred Stock Certificate of Designations, as applicable, will be validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Purchasers set forth in
Section 5.5 hereof, the issuance of the Bridge Preferred Shares to the Purchasers at the Closing and the issuance of the Conversion Shares upon conversion of the Bridge Preferred Shares and Permanent Preferred Shares will be exempt from the registration requirements of the Securities Act and applicable state securities laws.

         4.4 Due Authorization. The Company has all required corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement, perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Registration Rights Agreement, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and constitutes, and the Registration Rights Agreement when executed by the Company at the closing as provided herein will constitute, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (iii) laws and judicial decisions regarding indemnification for violations of federal securities laws. The Required Stockholders Vote is the only vote or approval of the holders of any class or series of the capital stock of the Company necessary to approve the issuance of the Permanent Preferred Shares to the Purchasers.

         4.5 No Conflict. The execution and delivery by the Company of this Agreement and the Registration Rights Agreement and the performance by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or the Bylaws, or the charter, bylaws, or other governing instruments of any Subsidiary, (ii) except as set forth on Schedule 4.5, conflict with or result in a material violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default or event of default under, give rise (with or without the giving of notice or the passage of time or both) to any loss of material benefit, or of any right of termination, cancellation, or acceleration under, or require any consent under any Contract, (iii) result in the creation or imposition of any material Encumbrance upon the properties of the Company or any Subsidiary, or
(iv) violate in any material respect any Applicable Law binding upon the Company or any Subsidiary or any rules, regulations or published policies of the New York Stock Exchange.

         4.6 Consents and Approvals. No material consent, approval, order, authorization of, or declaration, filing, or registration with, any Governmental Entity, or any consent of or notice to any party to a Contract is required to be obtained or made by the Company or any Subsidiary in connection with the execution and delivery by the Company of this Agreement and the Registration Rights Agreement or the consummation of the Transaction, other than as otherwise disclosed on Schedule 4.6.

         4.7 Subsidiaries.

                  (a) Set forth on Schedule 4.7 is a complete and accurate list of all Subsidiaries of the Company. Each Subsidiary of the Company has been duly formed and is validly existing under the laws of the jurisdiction of its formation and has the requisite power and authority to own or lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company has previously made available to the Purchasers, or shall make available to the Purchasers prior to the Closing Date in a form reasonably acceptable to the Purchasers, copies of the organizational documents, each as amended to date, of each Subsidiary of the Company. Such copies are true, correct and complete and in full force and effect. Each such Subsidiary is duly licensed or qualified and in good standing in each jurisdiction in which its ownership or leasing and operation of its properties and assets and the conduct of its business as it is now being conducted requires such Subsidiary to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. Set forth on Schedule 4.7 is a list of the jurisdiction of incorporation, organization or formation of each such Subsidiary. Except as set forth on Schedule 4.7 and as listed above, none of the Company and the Subsidiaries of the Company own, or have the right to acquire, any shares of stock or any equity interest in any other corporation, partnership, joint venture or any other Person.

                  (b) The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights or rights of first refusal or first offer. Except as set forth on Schedule 4.7, (i) each Subsidiary of the Company is wholly-owned of record and beneficially by the Company or another wholly-owned Subsidiary and (ii) the ownership interests of the Company in each such Subsidiary are owned of record and beneficially by the

Company (or another wholly-owned Subsidiary of the Company), free and clear of any Encumbrances other than Permitted Encumbrances. Set forth on Schedule 4.7 is the name of the record and, to the Knowledge of the Company, the beneficial holder of each ownership interest in any Subsidiary that is not held of record and beneficially by the Company or its wholly-owned Subsidiaries. Except as set forth on Schedule 4.7, there are (i) no securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities of any Subsidiary of the Company or the Company; (ii) no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue or sell, any shares of capital stock or other voting securities of any Subsidiary of the Company or the Company or any securities of any Subsidiary of the Company convertible into or exchangeable for such capital stock or voting securities; (iii) other than employee compensation plans based on the Company's earnings and executive officer employment arrangements, no equity equivalents, interests in the ownership or earnings or other similar rights of with respect to any Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or any other securities of the type describe in clauses (i) -
(iii) of the preceding sentence.

         4.8 SEC Filings; Interim Financial Statements. The Company and its Subsidiaries have filed with the Commission all forms, reports, schedules, statements, and other documents required to be filed by it under the Securities Act, the Exchange Act, and all other federal securities laws and the rules and regulations promulgated thereunder, since January 1, 1997 (the "SEC Filings"). Each SEC Filing was prepared in accordance with, and at the time of filing complied in all material respects with, the requirements of the Securities Act, the Exchange Act or other applicable federal securities law and the rules and regulations promulgated thereunder, as applicable to such SEC Filing. None of the SEC Filings, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, and at the time they were made, not misleading. The consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Filings (i) have been prepared in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as described therein), (ii) comply in all material respects as to form with applicable requirements and rules and regulations of the SEC with respect thereto and (iii) and present fairly the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the period indicated (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements). Set forth on Schedule 4.8 hereof are the unaudited consolidated balance sheet and the related unaudited consolidated statement of income of the Company and its Subsidiaries as of, and for the nine month period ended, September 30, 2001, each of which (i) has been prepared in conformity with GAAP applied on a consistent basis, and (ii) presents fairly, in all material respects, the consolidated financial position and results of operation of the Company and its consolidated Subsidiaries as of the date and for the period indicated (subject to normal year-end audit adjustments). The As-Adjusted Balance Sheet delivered to the Purchasers fairly presents in all material respects the assets and liabilities of the Company and its Subsidiaries taken as a whole on a consolidated basis as of November 30, 2001, and on an as adjusted basis after taking into account the consummation of the transactions contemplated by this Agreement, the New Credit Facility and the Note Purchase Agreement based on the assumptions set forth therein. The historical information included in the As-Adjusted Balance Sheet has been prepared in accordance with GAAP, consistently applied.

         4.9 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.9, any liabilities incurred pursuant to the New Credit Agreement, the Note Purchase Agreement, or this Agreement, or to the extent disclosed in the SEC Filings filed with the Commission after December 31, 2000, and prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, contingent, liquidated or unliquidated, or due or to become due), except for obligations and liabilities that have arisen in the ordinary course of business consistent with past practice since September 30, 2001 (all of which are current liabilities similar in type to those reflected on the consolidated balance sheet of the Company included in the Company's most recent quarterly report filed with the Commission on Form 10-Q).

         4.10 Absence of Certain Changes. Except as set forth on Schedule 4.10 or to the extent disclosed in the SEC Filings filed since December 31, 2000, since December 31, 2000, there has not occurred (i) any Material Adverse Change,
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's currently outstanding capital stock, (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's outstanding capital stock, (iv)
(x) any granting by the Company or any of its Subsidiaries to any director or executive officer of the Company or any of its Subsidiaries of any material increase in compensation or material acceleration of benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Filings, (y) granting by the Company or any of its Subsidiaries to any director, executive officer of the Company or any of its Subsidiaries of any material increase in, or material acceleration of benefits in respect of, severance or termination pay, or pay in connection with a change of control of the Company, except in the ordinary course of business consistent with prior past practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Filings or (z) any entry by the Company or any of its Subsidiaries into any employment, severance, change of control, or termination or similar agreement with any director, executive officer or other employee or independent contractor other than in the ordinary course of business, or (v) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting its assets, liability or business, except insofar as may have been required by GAAP.

         4.11 Compliance With Laws. Except for matters covered by Sections 4.13, 4.14, 4.15 or 4.21 or as set forth on Schedule 4.11, (i) the Company and its Subsidiaries are, and at all times during the past three (3) years have been, in material compliance with all Applicable Laws; (ii) each of the Company and its Subsidiaries has obtained and holds all Permits necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets; (iii) neither the Company nor any of its Subsidiaries has received any written notice of any material violation of any Applicable Law, which has not been dismissed or otherwise disposed of, that the Company or any Subsidiary has not so materially complied other than with respect to violations of Applicable Law; (iv) neither the Company nor any of its Subsidiaries is charged or, to the Knowledge of the Company, threatened with, or, to the Knowledge of the Company, under investigation with respect to, any material violation of any Applicable Law relating to any material aspect of the business of the Company or any Subsidiary; and (v) neither the Company nor any of its Subsidiaries has, during the past three (3) years, conducted any material internal investigation concerning any actual or alleged material violation of any Applicable Law on the part of the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents.

         4.12 Litigation. Except as set forth on Schedule 4.12, there are no Proceedings pending or, to the Knowledge of the Company, threatened against or involving the Company or any Subsidiary (or any of their respective directors or officers in connection with the business or affairs of the Company or any Subsidiary). As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement, the Registration Rights Agreement or the transactions contemplated hereby or thereby.

         4.13 Employee Benefit Plans and Other Agreements.

                  (a) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 4.13 contains a complete list of (i) Employee Plans which cover present or former employees, directors or consultants of the Company or any of its Subsidiaries (with respect to their relationship with such entities); (ii) Employee Plans which cover or have covered present or former employees, directors or consultants of the Company or any of its Subsidiaries (with respect to their relationship with such entities) with respect to which any unsatisfied liability exists; and (iii) Pension Plans covered by Title IV of ERISA or Multiemployer Plans which cover or have covered within the past five
(5) years present or former employees, directors or consultants of the Company or any of its Subsidiaries (with respect to their relationship with such entities).

                  (b) Employee Plans. Except as set forth in Schedule 4.13, the Company represents and warrants with respect to the Employee Plans listed on
Schedule 4.13 as follows:

                       (i) Pension Plans.

                           (A) To the Knowledge of the Company in reliance on
                  its enrolled actuary, the funding method used in connection with each Pension Plan which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used in connection with funding each such plan are reasonable. No "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither the Company nor any ERISA Affiliate has failed to pay when due any "required installment", within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan. Neither the Company nor any ERISA Affiliate is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan.

                           (B) Neither the Company nor any ERISA Affiliate is
                  required to provide security to any Company Pension Plan under
                  Section 401(a)(29) of the Code.

                           (C) Each Pension Plan and each related trust
                  agreement, annuity contract, or other funding instrument that is intended to be qualified is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been determined by the Internal Revenue Service (the "IRS") to be so qualified from its adoption date.

                           (D) Each Company Pension Plan and each related trust
                  agreement, annuity contract or other funding instrument presently complies and has been maintained in compliance, in all material respects, with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including without limitation ERISA and the Code, except where such noncompliance has been corrected in accordance with the IRS Employee Plans Compliance Resolution System, or is not reasonably likely to have a Material Adverse Effect.

                           (E) The Company has paid all premiums (and interest
                  charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan for which the Company or any ERISA Affiliate has any unsatisfied liability. No filing has been made by the Company or any ERISA Affiliate with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. To the Knowledge of the Company, no condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan by the PBGC. Neither the Company nor any ERISA Affiliate has any unsatisfied liability because the Company or any ERISA Affiliate, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section

                  4064(a) of ERISA to which the Company or any ERISA Affiliate made contributions during the six years prior to the Closing Date.

                       (ii) Multiemployer Plans.

                           (A) Neither the Company nor any ERISA Affiliate has,
                  at any time within the last 72 months, maintained, contributed to or been obligated to maintain or contribute to, or withdrawn from, a Multiemployer Plan.

                       (iii) Welfare Plans.

                           (A) Each Welfare Plan presently complies and has been
                  maintained in compliance, in all material respects, with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including without limitation ERISA and the Code.

                           (B) Except as disclosed on Schedule 4.13, none of the
                  Company, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent the Company from amending or terminating any such benefit plan or Welfare Plan.

                       (iv) Benefit Arrangements. Each Benefit Arrangement has been maintained in compliance, in all material respects, with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including without limitation, the Code. Except as set forth in Schedule 4.13 and except as provided by law, the employment of all persons presently employed or retained by the Company is terminable at will.

                       (v) Unrelated Business Taxable Income. No Employee Plan (or trust or other funding vehicle pursuant thereto) is subject to any tax under Code Section 511.

                       (vi) Deductibility of Payments. Except as disclosed in
Schedule 4.13, there is no contract, agreement, plan or arrangement covering any present or former employee, director or consultant of the Company or any of its Subsidiaries (with respect to his or her relationship with such entities) that, individually or collectively, provides for the payment by the Company of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or
(ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                       (vii) Fiduciary Duties and Prohibited Transactions. Neither the Company, or to the Knowledge of the Company, any plan fiduciary of any Welfare Plan or Pension Plan, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in
Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. The Company has not Knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan and has not been assessed any civil penalty under Section 502(l) of ERISA.

                       (viii) Validity and Enforceability. Each Employee Welfare Plan related trust agreement, annuity contract or other funding instrument is legally valid and binding and in full force and effect.

                       (ix) Litigation. To the Knowledge of the Company, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending, threatened or anticipated against the Company, any ERISA Affiliate or any Employee Plan other than routine claims for benefits.

                       (x) No Amendments. Except as disclosed in Schedule 4.13, neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover present or former employees, directors or consultants of the Company or any of its Subsidiaries (with respect to their relationship with such entities) or to amend or modify any existing Employee Plan.

                       (xi) No Other Material Liability. To the Knowledge of the Company, no event has occurred in connection with which the Company or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plan or (B) pursuant to any obligation of the Company to indemnify any Person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

                       (xii) Unpaid Contributions. Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Multiemployer Plan.

                       (xiii) Insurance Contracts. Neither the Company nor any Employee Plan (other than a Multiemployer Plan) holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

                       (xiv) No Acceleration or Creation of Rights. Except as disclosed on Schedule 4.13, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

         4.14 Taxes.

                  (a) The Company and each of its Subsidiaries (hereinafter sometimes referred to collectively as the "Taxpayers" or individually as a "Taxpayer") have timely filed with the appropriate Tax authorities all Tax Returns required to be filed by each of them, and such Tax Returns are true, complete, and correct in all material respects.

                  (b) The Taxpayers have duly paid in full all Taxes that are payable by each such Taxpayer on or prior to the Closing Date, or have accrued such Taxes in the Taxpayers' financial records and in the financial statements contained in the SEC Filings.

                  (c) There is no audit or other matter in controversy with respect to any Taxes due and owing by any Taxpayer, and there is no Tax deficiency or claim assessed or, to the Knowledge of any Taxpayer, proposed or threatened in writing against any Taxpayer, other than in respect of any such audits, controversies, deficiencies, assessments, or proposed assessments that are being contested in good faith.

                  (d) The Taxpayers each have withheld all material Taxes required to have been withheld and paid by them on their behalf in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and such withheld Taxes have either been duly paid to the proper Governmental Authority or set aside in accounts for such purpose.

                  (e) None of the Taxpayers (i) has waived any statutory period of limitations for the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than in the case of any such waivers or extensions in respect of an assessment or deficiency of Tax the liability of which has been satisfied or settled or has expired, (ii) has filed a consent under Internal Revenue Code Section 341(f) concerning collapsible corporations, or (iii) except as set forth in Schedule 4.14, has any liability for the Taxes of any other person as defined in Section 7701(a)(1) of the Internal Revenue Code under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, successor or by contract other than with respect to the other Taxpayers.

                  (f) No claim has been made in any taxable year which remains open by an authority in a jurisdiction where a Taxpayer does not file Tax Returns that such Taxpayer is or may be subject to taxation by that jurisdiction.

                  (g) None of the Taxpayers has agreed to or is required to make any adjustment pursuant to Internal Revenue Code Section 481(a) by reason of a change in accounting method initiated by such Taxpayer and none of the Taxpayers have Knowledge that the IRS has proposed any such adjustment or change in accounting method.

                  (h) Except as set forth in Schedule 4.14, none of the Taxpayers has any obligation under any Tax allocation or sharing agreement, and after the Closing Date, no Taxpayer shall be a party to, bound by or have any obligation under any Tax allocation or sharing agreement or have any liability thereunder for amounts due in respect of periods prior to and including the Closing Date.

                  (i) None of the Taxpayers (i) has made any payments, (ii) is obligated to make any payments (whether as a result of the transactions contemplated hereby or otherwise), and (iii) except as set forth on Schedule 4.14, is a party to any agreement as of the Closing Date that could obligate it to make any payments, in each case, that will not be deductible under Internal Revenue Code Section 280G.

                  (j) Since January 1, 1995, none of the Taxpayers has been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2) during the applicable period specified in Internal Revenue Code Section 897(c)(1)(A)(ii).

                  (k) To the Knowledge of the Taxpayers based on written confirmation from Ryder Systems, Inc., the statute of limitations on the assessment of federal income Taxes for the taxable year of Ryder System, Inc., ending December 31, 1993, has expired.

                  (l) As of December 31, 2000, for federal income tax purposes, the Company had net operating loss carryforwards ("NOLs") arising in the taxable years, and for each such taxable year, in the amounts disclosed on Schedule 4.14 hereto.

                  (m) There has been no ownership change (within the meaning of Section 382(g)(1) of the Code) of the Company from the time any of the NOLs set forth on Schedule 4.14 have arisen, and as of the date hereof, the percentage of stock of the Company owned by one or more 5-percent shareholders has increased by no more than ten and one-half percentage points over the lowest percentage of stock owned by such shareholders at any time during the three-year period immediately prior to the date hereof. The foregoing determination of the extent of the ownership change of the Company has been made in accordance with Section 382 of the Code, the regulations thereunder, and the law applicable thereto.

                  (n) The NOLs of the Taxpayers are not separate return limitation year ("SRLY") losses within the meaning of Code section 1502 and the Treasury Regulations promulgated thereunder.

                  (o) The Purchasers and the accounting firm representing the Purchasers have been made aware by the Company of all transfers and issuances of the Company's shares which have occurred during the three-year testing period ending on the date hereof of which the Company has knowledge and that (i) involved more than 5% of the Company's outstanding shares or (ii) were issued to, or acquired by, an owner of more than 5% of the Company's outstanding shares.

         4.15     Environmental Matters.

                  (a) For purposes of this Section, the term "Company" shall include the Company and the Business.

                  (b) Except as disclosed in Schedule 4.15 and to the extent disclosed in the SEC Filings, the Company and its Subsidiaries: (i) are in material compliance with all applicable Environmental Laws; (ii) hold all material Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased or otherwise operated by any of them; (iii) are in material compliance with all of their Environmental Permits; and (iv) reasonably believe that each of their Environmental Permits will be renewed effective prior to the expiration of such Environmental Permit currently in effect.

                  (c) Except as set forth on Schedule 4.15 and to the extent disclosed in the SEC Filings, the Company and its Subsidiaries have not received any written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any material Environmental Condition. Except as set forth on Schedule 4.15 and to the extent disclosed in the SEC Filings, the Company has not received any notice of any other claim, demand or action by any individual or entity alleging any actual or threatened material injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release or threatened Release at, on, under, in, to or from any Facility or any former Facilities, or in connection with any operations or activities of the Company or any of its Subsidiaries.

                  (d) Except as disclosed in Schedule 4.15 or with respect to such matters as have been fully and finally resolved and as to which there are no remaining material obligations known by the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law which would result in a Material Adverse Effect.

                  (e) Except as disclosed in Schedule 4.15 and to the extent disclosed in the SEC Filings, Hazardous Materials have not been transported, disposed of or otherwise Released, to or at any real property presently owned or leased by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other location, which Hazardous Materials are reasonably expected to (i) give rise to any material liability of the Company or any Subsidiary under any applicable Environmental Law, or (ii) interfere in any material respect with the Company's or any Subsidiary's continued operations, or (iii) impair, in any material respect, the fair saleable value of any real property owned or leased by the Company or any Subsidiary.

                  (f) Except as disclosed in Schedule 4.15, neither the Company nor any of its Subsidiaries has assumed or retained, by contract or operation of law in connection with the sale or transfer of any assets or business, any material liabilities arising from or associated with or otherwise in connection with such assets or business of any kind, fixed or contingent, known or not known, under any applicable Environmental Law.

                  (g) True, complete and correct copies of all material written reports, and all parts thereof, of all material environmental audits or assessments which have been conducted in respect of any Facility or any former Facility within the past five years, either by the Company or any attorney, environmental consultant or engineer engaged for such purpose by the Company, have been made available to the Purchasers.

         4.16 Insurance. Schedule 4.16 sets forth a list of the insurance policies held by, or for the benefit of, the Company and its Subsidiaries as of the date hereof. Each of the Company and its Subsidiaries carry insurance with reputable insurers (except as to self-insurance) with respect to each of their respective properties and business, in such amounts and against such risks as is customarily maintained by other entities of similar size engaged in similar businesses (which may include self-insurance in amounts customarily maintained by companies similarly situated or has been maintained in the past by the Company and its Subsidiaries).Neither the Company nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any insurance policies or binders set forth on Schedule 4.16.

         4.17 Title to Assets, Etc. Except for Permitted Encumbrances and except as set forth on Schedule 4.17, the Company and its Subsidiaries have good and marketable title to, or valid and subsisting leasehold interests in, all tangible assets and valid ownership or licensing rights to all intangible assets material to their businesses as currently conducted. Except for Permitted Encumbrances and as set forth on Schedule 4.17, none of the material assets is subject to any Encumbrance, except for Encumbrances which, individually or in the aggregate, are not substantial in amount and do not materially detract from the value of the property or assets of the Company and its Subsidiaries, taken as a whole, or materially interfere with the present use of such property or assets (taken as a whole) and have not arisen other than in the ordinary course of business. The Company and each Subsidiary has in all material respects performed all the obligations required to be performed by it with respect to all material assets leased by it through the date hereof. All such material leases are valid, binding and enforceable with respect to the Company and its Subsidiaries, to the extent each is a party thereto, in accordance with their terms (except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws relating to or affecting creditors' rights generally, and (ii) general equitable principles) and are in full force and effect; no event of default has occurred which constitutes a default thereunder on the part of the Company or any Subsidiary and the Company has no Knowledge of the occurrence of any event of default which constitutes a default thereunder by any other party.

         4.18 Condition of Tangible Assets. The Facilities of the Company and its Subsidiaries and the Fixtures and Equipment taken as a whole are in good operating condition and repair in all material respects (except for ordinary wear and tear) are reasonably sufficient for the operation of the business of the Company and its Subsidiaries as presently conducted.

         4.19 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or similar agreement with any labor union, collective bargaining unit or similar organization. Since December 31, 1998, neither the Company nor any of its Subsidiaries has experienced any attempt by organized labor or its representatives to make the Company or such Subsidiary conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company or any Subsidiary. There is no material unfair labor practice charge or complaint against the Company or any Subsidiary pending before the National Labor Relations Board or any other governmental agency arising out of the activities of the Company or any of its Subsidiaries. There is no labor strike or labor disturbance pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, there is no material grievance currently being asserted against the Company or its Subsidiaries and neither the Company nor any Subsidiary has experienced since December 31, 1998, the assertion of a material grievance, a work stoppage or other labor difficulty.

         4.20 Intellectual Property.

                  (a) The Company and its Subsidiaries either own or have valid licenses or other rights to use all patents, copyrights, trademarks, tradenames, software, databases, data, technical information, know-how and other intellectual property used in their businesses as presently conducted ("Proprietary Rights"), subject to the limitations contained in the agreements governing the use of the same. There are no limitations contained in the agreements of the type described in the immediately preceding sentence which, upon consummation of the transactions contemplated hereunder, will alter or impair any such rights, breach any such agreement with any third party vendor, or require payments of additional sums thereunder. The Company and its Subsidiaries are in compliance in all material respects with the material licenses and agreements with respect to their Proprietary Rights and, except as set forth on Schedule 4.20, there are no pending or, to the Knowledge of the Company or any Subsidiary, threatened Proceedings challenging the validity or effectiveness of any license or agreement relating to such property or the right of the Company or any Subsidiary to use, copy, modify or distribute the same.

                  (b) The Proprietary Rights constitute all material intellectual property rights necessary to conduct the business as presently conducted. No Person has a right, other than those set forth on Schedule 4.20 to receive a royalty or similar payment in respect of any material Proprietary Rights whether or not pursuant to any contractual arrangements entered into by the Company or its Subsidiaries.

                  (c) To the Knowledge of the Company, the use by the Company and its Subsidiaries of the Proprietary Rights does not infringe in any material respect on the intellectual property or other Proprietary Rights of any other Person, and, to the Knowledge of the Company, no other Person is infringing, in any material respects, on the Proprietary Rights.

         4.21 Government Contracts.

                  (a) Except for the Rolls Royce T-56 Engine Parts Contract, the Company has no material Government Contracts.

                  (b) Except as set forth in Schedule 4.21, (i) each of the Company and its Subsidiaries is in compliance, and has complied, in all material respects during the past three years with all requirements of any statute, law, rule or regulation pertaining to its Government Contracts; (ii) all representations and certifications made by each of the Company and its Subsidiaries during the past three years with respect to such Government Contracts were accurate in all material respects as of their effective date, and each of the Company and its Subsidiaries has fully complied in all material respects with such representations and certifications, and (iii) as of the date hereof, to the Knowledge of the Company, no termination or default, cure notice or show cause notice has been issued and remains unresolved.

                  (c) Except as set forth in Schedule 4.21, (i) to the Knowledge of the Company, as of the date of this Agreement, none of the employees, consultants or agents of the Company or any of its Subsidiaries is under any administrative, civil or criminal investigation or indictment by any Governmental Entity with respect to the conduct of the business of each of the Company and its Subsidiaries, (ii) to the Knowledge of the Company, there is no pending material U.S. governmental investigation of the Company or any of its Subsidiaries, or any of their respective officers, employees, consultants or agents, nor has there been any material U.S. governmental investigation of the Company or any of its Subsidiaries, or any of their respective officers, employees, consultants or agents resulting in any material adverse finding with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract, and (iii) during the last three years, neither the Company nor any of its Subsidiaries has made any voluntary disclosure in writing to any Governmental Entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

                  (d) Except as set forth in Schedule 4.21, as of the date of this Agreement, there are no outstanding written material claims that have been asserted against the Company, or any of its Subsidiaries, by any Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract to which the Company or any of its Subsidiaries is a party.

                  (e) The Company and its Subsidiaries are not subject to the United States Government cost accounting rules.

                  (f) Each of the Company and its Subsidiaries is in material compliance with all national security obligations, including, without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995).

         4.22 Board Recommendations. The Board of Directors has duly (i) approved and adopted (A) this Agreement, including the issuance of the Bridge Preferred Shares and the issuance of the Conversion Shares upon conversion of the Bridge Preferred Shares and the Permanent Preferred Shares, and (B) the Company's entering into the Registration Rights Agreement, and (ii) resolved to recommend to the Company's stockholders approval of the Stockholder Proposal.

         4.23 No Brokers. Except for the Advisory Fee and the Rollover Fee and the fees described on Schedule 4.23 hereof, the Company has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission from the Company in connection with such transactions.

         4.24 Contracts; No Defaults.

                  (a) Schedule 4.24(a) contains a complete and accurate list of all contracts and arrangements described below in clauses (i) through (xi) below to which the Company or any Subsidiary of the Company is a party ("Contracts"):

                       (i) each contract or arrangement currently in effect involving performance of services or delivery of goods or materials by the Company or any of its Subsidiaries of an amount or value in any fiscal year in excess of $5,000,000;

                       (ii) each note, debenture, other evidence of indebtedness, guarantee, loan, letter of credit, surety bond or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing entered into by the Company or any of its Subsidiaries evidencing Indebtedness in excess of $500,000, individually or in the aggregate;

                       (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract or arrangement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property and involving payments in any fiscal year in excess of $500,000;

                       (iv) each licensing agreement or other agreement with respect to any material Propriety Right;

                       (v) each collective bargaining agreement or other agreement to or with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

                       (vi) each joint venture agreement, partnership agreement, or limited liability company agreement or other agreement (however named) involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;

                       (vii) each agreement that commits capital expenditures after the date hereof in an amount in excess of $500,000;

                       (viii) each written warranty, guaranty or other similar undertaking with respect to contractual performance of a third person extended by the Company or any of its Subsidiaries other than in the ordinary course of business;

                       (ix) each contract containing covenants which in any way purport to limit the freedom of the Company or any of its Subsidiaries or any Affiliate of the Company or any Subsidiary to engage in any line of business, other than the Business (other than leases that limit the operations or activities of the Company, any of its Subsidiaries or any Affiliate of the Company or any Subsidiary at specific facilities), or to compete with any Person; and

                       (x) each material contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by the Company or any of its Subsidiaries to be responsible for consequential damages.

                  (b) Schedule 4.24(a) sets forth the parties to the Contracts, the name of the Contract and the date thereof. True and correct copies of each written Contract have been made available to the Purchasers.

                  (c) Except as set forth on Schedule 4.24(c), each of the Contracts listed on Schedule 4.24(a): (i) is in full force and effect, (ii) represents the legally, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and is enforceable against the Company or such Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and general equitable principles), and (iii) to the Knowledge of the Company, represent the legally, valid and binding obligations of the other parties thereto and are enforceable against such parties in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and general equitable principles). Except as set forth on Schedule 4.24(c), and to the Knowledge of the Company, no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a material default or a basis for force majeure or the claim of excusable delay or nonperformance under such Contracts.

                  (d) Except as set forth on Schedule 4.24(d), there are no renegotiations of, or, to the Knowledge of the Company, threats to renegotiate any material amounts paid or payable to the Company or any of its Subsidiaries under the Contracts, with any Person having the contractual or statutory right to demand or require such renegotiation. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written demand for such renegotiation in respect of any such Contract. Except as set forth on
Schedule 4.24(d), no customer has delivered written notice to the Company asserting that any material adjustments are required to the terms of any Contracts.

                  (e) Except as specifically noted on Schedule 4.6, no notice, consent or approval of any party to any Contract is required in connection with the transactions contemplated hereby.

                  (f) Except as set forth on Schedule 4.24(f), neither the Company nor any of its Subsidiaries has committed any act or omission which would result in, and there has been, to the Knowledge of the Company, no occurrence which would give rise to, any material product liability or liability for breach of warranty on the part of the Company or any of its Subsidiaries not fully covered by the Company's insurance or assumed by a third party who the Company reasonably believes has adequate resources to pay such claims (excluding costs of administering supplier warranty programs incurred in the ordinary course of business) other than liabilities the claims relating to which have been barred by the applicable statute of limitations.

         4.25 Customers. Listed in Schedule 4.25 are the names and addresses of all the customers of the Company or any of its Subsidiaries that ordered goods, merchandise or services from the Company or such Subsidiary with an aggregate value in excess of (i) $5,000,000 during the fiscal year ended December 31, 1999, (ii) $5,000,000 during the Company's fiscal year ended December 31, 2000, and (iii) $5,000,000 during the nine (9) month period ended September 30, 2001, and the amount during such period for which each such customer was invoiced. Except as disclosed in Schedule 4.25, (a) neither the Company nor any Subsidiary has received any actual notice or has any valid reason to believe that any of its customers listed in Schedule 4.25 has ceased, or intends to cease, to use its products, equipment, goods or services, or has substantially reduced, or intends to substantially reduce, the use of such products, equipment, goods or services at any time, and (b) the Company and each of its Subsidiaries enjoys good relations with each of the customers listed on Schedule 4.25.

         4.26 Suppliers. Listed in Schedule 4.26 are the names and addresses of all the suppliers of the Company or of any of its Subsidiaries that sold goods, merchandise or services to the Company or such Subsidiary with an aggregate value in excess of (i) $5,000,000 during the fiscal year ended December 31, 1999, (ii) $5,000,000 during the Company's fiscal year ended December 31, 2000, and (iii) $5,000,000 during the nine (9) month period ended September 30, 2001 and the amount during such period for which the Company or such Subsidiary was invoiced by each such supplier. Except as disclosed in Schedule 4.26 (a) neither the Company nor any of its Subsidiaries has received any actual notice or has any valid reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods or services to the Company or its Subsidiaries at any time after the Closing Date on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases, and (b) the Company and each of its Subsidiaries enjoys good relations with each of the suppliers listed on Schedule 4.26.

         4.27 Affiliated Transactions. Other than this Agreement, except as set forth in Schedule 4.27, or to the extent disclosed in the SEC Filings filed since December 31, 2000 and except for payments under an individual's compensation or other benefit arrangements with the Company or any of its Subsidiaries and reimbursement of expenses in the ordinary course of employment, none of the officers, directors or other Affiliates of the Company or any of its Subsidiaries or members of their families is, or at any time in the last three
(3) years has been, a party to any agreement, understanding, indebtedness or transaction with the Company or any of its Subsidiaries or is directly or indirectly interested in any Contract with, or received payments from, the Company or any of its Subsidiaries other than (i) ordinary course employment arrangements between the Company and its Subsidiaries and their respective employees, (ii) payment of customary directors fees to directors of the Company (and reimbursement of related expenses) and (iii) transactions between or among the Company and its Subsidiaries. Except as set forth on Schedule 4.27 or as set forth in the SEC Filings, neither the Company nor any of its Subsidiaries has guaranteed or assumed any obligations of their respective officers, directors or other Affiliates or members of any of their families.

         4.28 Real Property. The Company and its Subsidiaries have no Owned Real Property. Schedule 4.28 lists the address of all real property now used or occupied by the Company or any of its Subsidiaries.

         4.29 State Takeover Statutes. The Board of Directors of the Company has approved the terms of this Agreement, the consummation of the transactions contemplated by this Agreement, the issuance of the Bridge Preferred Shares contemplated hereby and the issuance of the Conversion Shares upon the conversion of the Bridge Preferred Shares and the Permanent Preferred Shares, and such approval is sufficient to render inapplicable to the transactions contemplated by this Agreement (including, without limitation, the issuance of the Bridge Preferred Shares contemplated hereby and the issuance of the Conversion Shares upon the conversion of the Bridge Preferred Shares and the Permanent Preferred Shares) the provisions of Section 203 of the Delaware Code. No other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement or any of the transactions contemplated by this Agreement (including, without limitation, the issuance of the Bridge Preferred Shares contemplated hereby and the issuance of the Conversion Shares upon the conversion of the Bridge Preferred Shares and the Permanent Preferred Shares) and no provision of the Certificate of Incorporation, Bylaws or other governing instrument of the Company or any of its

Subsidiaries would, directly or indirectly restrict or impair the ability of the Company to consummate the transactions contemplated by the Agreement.

         4.30 Minimum Inventory Purchases. Schedule 4.30 contains a complete and accurate list of all contracts currently in effect to which the Company or any Subsidiary of the Company is a party that obligates the Company or any Subsidiary of the Company to purchase a minimum amount of inventory in an amount of $5,000,000 or more in any fiscal year. Schedule 4.30 sets forth the parties to the contract and such minimum annual purchase requirements.

         4.31 Rolls Royce T-56 Engine Parts Contract. Schedule 4.31 contains the actual revenues received by Rolls-Royce Corporation as prepared by the Rolls-Royce Corporation and delivered to Aviall Services, Inc. for the type and quantity of engine parts that will be sold by the Company and its Subsidiaries pursuant to the terms of the Rolls Royce T-56 Engine Parts Contract for calendars year 1997, 1998, 1999, 2000 and, for the first nine (9) months of 2001, through and including September 30, 2001. Schedule 4.31 set forth such revenue data for the following categories: U.S. Military and Other. The Company has no reason to believe that such information is not correct in all material respects.

         4.32 Inventory. Other than excess and obsolete inventory reserved in the financial statements of the Company in accordance with GAAP, all of the inventory of the Company and its Subsidiaries is saleable in the ordinary course of business and reflected on the financial statements of the Company at fair market value. The Company expects all of such inventory to be saleable in the ordinary course of business over the next twenty four (24) months, except to the extent such inventory has been reserved on the Company's financial statements.

         4.33 Information Technology. The Company and its Subsidiaries have sufficient information technology capabilities, including, without limitation, sufficient computer hardware and software, and adequately trained operators, facilitators and management, to fulfill the Company's or its Subsidiaries' obligations pursuant to the terms of the Rolls Royce T-56 Engine Parts Contract.

         4.34 Projections. The projections of the Company and its Subsidiaries heretofore delivered to the Purchasers (i) were prepared by the Company, (ii) are the most current projections prepared by the Company relating to the periods covered thereby, and (iii) are based on assumptions which were reasonable when made and such assumptions and projections are reasonable on the date of this Agreement. Neither the Company nor any of its Subsidiaries has delivered to any Person any later dated projections.

                                   ARTICLE V.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS


                  Each Purchaser hereby represents and warrants to the Company as follows:

         5.1 Organization of Purchaser. Such Purchaser is a limited partnership duly formed and validly existing and in good standing as a limited partnership under the laws of its jurisdiction of formation and has full partnership power and authority to carry on its business as currently being conducted.

         5.2 Due Authorization. Such Purchaser has full partnership power and authority to execute and deliver this Agreement, the Registration Rights Agreement, and the Standstill Agreement perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement, the Registration Rights Agreement and the Standstill Agreement, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership action of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser and constitutes, the Registration Rights Agreement has been duly executed and delivered by such Purchaser and constitutes, and the Standstill Agreement has been duly executed and delivered by such Purchaser and constitutes, a valid and legally binding obligation of such Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law and (iii) laws and judicial decisions regarding indemnification for violations of federal securities laws).

         5.3 No Conflict. The execution and delivery by such Purchaser of this Agreement and the Registration Rights Agreement and the performance by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the agreement of limited partnership or other governing agreement of such Purchaser, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any material bond, debenture, note, mortgage, indenture, lease, agreement, or other instrument or obligation to which such Purchaser is a party or by which such Purchaser or any of its properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the properties of such Purchaser, or (iv) violate in any material respect any Applicable Law binding upon such Purchaser, except, in the case of clauses (ii), (iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations, or Encumbrances which would not, individually or in the aggregate, materially and adversely affect the ability of such Purchaser to consummate the transactions contemplated hereby.

         5.4 Consents and Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Government Entity or third party is required to be obtained or made by Purchaser in connection with the execution and delivery by Purchaser of this Agreement and the Registration Rights Agreement or the consummation of the transaction contemplated hereby and thereby other than (i) any filings required under
Section 13 of the Exchange Act and Rule 13d-1 under the Exchange Act and (ii) such consents, approvals, orders or authorization which, if not made, would not, individually or in the aggregate, materially and adversely affect the ability of the Purchaser to consummate the transactions contemplated hereby.

         5.5 Purchase for Investment.

                  (a) Such Purchaser has been furnished with all information that it has requested for the purpose of evaluating the proposed acquisition of the Bridge Preferred Shares pursuant hereto, and such Purchaser has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operations, financial condition and prospects and the terms and conditions of the issuance of the Bridge Preferred Shares.

                  (b) Such Purchaser is acquiring the Bridge Preferred Shares solely by and for its own account, for investment purposes only and not for the purpose of resale or distribution; and such Purchaser has no contract, undertaking, agreement or arrangement with any Person to sell, transfer of pledge to such Person or anyone else any Bridge Preferred Shares; and such Purchaser has no present plans or intentions to enter into any such contract, undertaking or arrangement.

                  (c) Such Purchaser acknowledges and understands that (i) no registration statement relating to the Bridge Preferred Shares or the Conversion Shares has been filed with the Commission under the Securities Act or pursuant to the securities laws of any state; (ii) the Bridge Preferred Shares and the Conversion Shares cannot be sold or transferred without compliance with the registration provisions of the Securities Act or compliance with exemptions, if any, available thereunder; (iii) the certificates representing the respective Bridge Preferred Shares will include a legend thereon that refers to the foregoing; and (iv) the Company has no obligation or intention to register the Bridge Preferred Shares or the Conversion Shares under any federal or state securities act or law, except as provided in the Registration Rights Agreement.

                  (d) Such Purchaser (i) is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act; (ii) has such knowledge and experience in financial and business matters in general that it has the capacity to evaluate the merits and risks of an investment in the Bridge Preferred Shares and to protect its own interest in connection with an investment in the Bridge Preferred Shares; (iii) has such a financial condition that it has no need for liquidity with respect to its investment in the Bridge Preferred Shares to satisfy any existing or contemplated undertaking, obligation or indebtedness; and (iv) is able to bear the economic risk of its investment in the Bridge Preferred Shares for an indefinite period of time.

         5.6 No Brokers. Purchaser has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

                                   ARTICLE VI.
                                    COVENANTS


         6.1 Meeting of Stockholders; Proxy Statement.

                  (a) The Company shall take all action necessary in accordance with Applicable Law and the Certificate of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") as promptly as practicable after the date hereof, but in no event later than the Initial Increase Date, to obtain the Required Stockholder Approval. The Board of Directors shall (i) recommend to the Company's stockholders that they vote in favor of the adoption and approval of a proposal that the stockholders of the Company approve the issuance of the Permanent Preferred Shares issuable upon conversion of the Bridge Preferred Shares and the issuance of the shares of Common Stock issuable upon conversion of the Permanent Preferred Shares (the "Stockholder Proposal"), (ii) use its best efforts to solicit from the Company's stockholders proxies in favor of the Stockholder Proposal, and (iii) take all other action reasonably necessary to secure the Required Stockholder Approval. If the Required Stockholder Approval is not obtained as set forth above prior to the Initial Increase Date, the Company shall submit a proposal for the Required Stockholder Approval at the next two annual meetings of the stockholders of the Company and at two special meetings of the stockholders of the Company convened at the request of the holders of the Bridge Preferred Shares. The Purchasers agree to attend in person or by proxy, and to vote all shares of Bridge Preferred Stock or Common Stock owned by the Purchasers in favor of the Stockholder Proposal at any special or annual meeting of the Company's stockholders at which the Stockholder Proposal is presented for approval.

                  (b) As promptly as practicable after the date hereof, the Company shall take or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to (i) prepare and file with the Commission, no later than January 15, 2002, any documents or materials, including, but not limited to, the preliminary Proxy Materials, pertaining to the Stockholders Meeting and the Stockholder Proposal and (ii) have the Proxy Materials cleared by the Commission (including with respect to clauses (i) and (ii) by consulting with the Purchasers and responding promptly to any comments from the Commission). The Proxy Materials shall contain the recommendation of the Board of Directors that stockholders of the Company vote in favor of the adoption and approval of the Stockholder Proposal and all other matters necessary to effectuate the transactions contemplated hereunder. The Company shall notify the Purchasers promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Proxy Materials by the Commission, and the Company shall supply the Purchasers with copies of all written correspondence between the Company and its representatives, on the one hand, and the Commission or members of its staff, on the other, with respect to the Proxy Materials. The Company, after consultation with the Purchasers, shall use its reasonable best efforts to respond promptly to any comments made by the Commission with respect to the Proxy Materials. The Company and the Purchasers shall cooperate with each other in preparing the Proxy Materials, and the Company and the Purchasers shall each use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Materials. The Company and the Purchasers each agrees promptly to correct any information provided by it for use in the Proxy Materials if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Proxy Materials, as so corrected, to be filed with the Commission and to be disseminated promptly to holders of shares of the Common Stock, in each case as and to the extent required by Applicable Law.

                  (c) The information contained in the Proxy Materials (other than information with respect to (i) the Purchasers or any of their Affiliates and (ii) the holders of notes pursuant to the Note Purchase Agreement which, in either case, shall have been supplied in writing by them or any of their authorized representatives expressly for use in or in preparing the Proxy Materials) will not, at the date of mailing to the Company's stockholders or at the date of the Stockholders Meeting, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting. The Proxy Materials will comply as to form in all material respects with the Exchange Act and the rules and regulations of the SEC thereunder. The Company shall deliver or cause to be delivered to the Purchasers a draft of the Proxy Materials no later than January 10, 2002.

         6.2 Continuing Operations. From the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with Section 9.1 (the "Interim Period"), the Company and its Subsidiaries shall conduct their businesses in the ordinary and usual course consistent with past practices, and, except as set forth on Schedule 6.2 or as contemplated by this Agreement, the Note Purchase Agreement or the New Credit Facility, neither the Company nor any Subsidiary shall, without the prior consent of Purchasers:

                  (a) except in the ordinary course of business consistent with past practice, (i) incur any material liability or obligation, (ii) become liable or responsible for the material obligations of any other Person (other than wholly owned Subsidiaries) or (iii) pay, discharge, or satisfy any material claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the financial statements; provided that, in no event shall any of the Companies enter into any settlement or compromise of any litigation or claims involving liability in excess of $1,000,000, without the prior written approval of the Purchasers;

                  (b) make any loans or advances to any Person, other than (i) advances to employees in the ordinary and usual course of business and (ii) transactions among or between the Company and its Subsidiaries conducted in the ordinary and usual course of business;

                  (c) sell, lease, transfer or otherwise dispose of, all or any substantial portion of the assets of the Company or its Subsidiaries, taken as a whole (other than the sale of inventory in the ordinary course), or any equity securities of the Company or its Subsidiaries (other than the issuance of shares of Common Stock upon exercise of Options currently outstanding);

                  (d) enter into, adopt, or (except as may be required by law) amend or terminate any collective bargaining agreement or any material Benefit Arrangement; approve or implement any employment severance arrangements (other than payments made under the Company's existing severance policy in accordance with past practice) or hire or discharge any executive officers; authorize or enter into any employment, severance, consulting services or other agreement with any directors, officers and executive management personnel or any of their Affiliates; or change the compensation or benefits provided to any director, officer, or employee as of December 31, 2000, other than arrangements previously disclosed to Purchaser (other than ordinary course changes in base compensation for foreign employees which in the aggregate is not material);

                  (e) enter into any speculative or commodity swaps, hedges or other derivatives transactions or purchase any securities for investment purposes, other than in connection with cash management of the Company;

                  (f) grant any option or preferential right to purchase or enter into any other agreements that could adversely affect the marketability of any material asset of the Company or any Subsidiary;

                  (g) issue any shares of capital stock (other than shares of Common Stock issuable upon exercise of currently outstanding Options);

                  (h) declare or pay dividends on, or make any other distribution in respect of, any outstanding shares of the Company's capital stock or repurchase, redeem or otherwise retire for value any shares of its capital stock;

                  (i) take any action that would require the consent of the holders of the Bridge Preferred Stock (if outstanding) under the Bridge Preferred Stock Certificate of Designations; or

                  (j) agree to do any of the foregoing.

         6.3 Press Releases. Except as may be required by Applicable Law or by the rules of any national securities exchange, neither Purchasers nor the Company shall issue any press release with respect to this Agreement or the transactions contemplated hereby without the prior consent of the Company in the case of the Purchasers and the Purchasers in the case of the Company (which consent shall not be unreasonably withheld under the circumstances). Any such press release required by Applicable Law or by the rules of any national securities exchange shall only be made after reasonable notice to the other party, except as required by Applicable Law.

         6.4 Investigations and Access. The Company agrees to permit the Purchasers and their agents and representatives, until such time that the Purchasers no longer own ten percent (10%) of the Bridge Preferred Stock or the Conversion Shares, reasonable access during normal business hours to (i) the premises of the Company and its Subsidiaries and (ii) all the books, computer software application systems, files and records of the Company and its Subsidiaries, including, but not limited to, lease, loan, real estate, financial, tax and personnel files and records, and to furnish the Purchasers such financial and operating data and other information with respect to the business, assets and properties of the Company as the Purchasers shall reasonably request. The Company will authorize its accountants to provide the Purchasers, in accordance with such accountant's internal policies, with their working papers for the Company's financial statements. The Company shall deliver true, correct and complete copies of all resolutions, and minutes of all meetings, reflecting any action taken by the Company's stockholders, board of directors or committees of the board of directors and by each Subsidiary during the period from the date hereof through the Closing Date.

         6.5 Notification of Certain Matters. During the Interim Period, the Company shall give prompt notice to the Purchasers, and the Purchasers shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of the Company or the Purchasers, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all commercially reasonable efforts to remedy such failure. In addition, the Company shall give prompt notice to the Purchasers of any material developments involving the operations or activities of the Company or its Subsidiaries.

         6.6 No Solicitation. Prior to the Closing (or the earlier termination of this Agreement by the Purchasers), neither the Company nor any of its Affiliates nor any of their respective directors, officers, employees, representatives or agents, shall directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by any Person, other than Purchasers and their respective partners, employees, representatives, agents and Affiliates, concerning any Alternative Transaction. For purposes of this Agreement, "Alternative Transaction" means any merger, consolidation, sale of all or substantially all of the assets, sale of shares of capital stock or other equity securities, recapitalization, debt restructuring or similar transaction involving the Company or any Subsidiary, or any division of the Company or any Subsidiary. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. The foregoing restrictions shall not restrict the ability of the Company and its Subsidiaries to consummate the transactions contemplated by the New Credit Facility and the Note Purchase Agreement or to issue shares of Common Stock upon exercise of currently outstanding Options to purchase shares of Common Stock.

         6.7 [Reserved].

         6.8 Certain Undertakings. The Company shall use reasonable best efforts to enter into the Rolls Royce T-56 Engine Parts Contract on or before the Closing Date and use reasonable best efforts to consummate the transactions contemplated by the New Credit Facility and the Note Purchase Agreement on or before the Closing Date. The Company agrees not to enter into any agreement to provide for anti-dilution protection with respect to any equity securities issued pursuant to the Note Purchase Agreement unless the terms of such anti-dilution protection are acceptable to the Purchasers.

         6.9 Director And Officer Indemnification.

                  (a) The Company shall provide to each individual elected to the Board of Directors by the holders of the Bridge Preferred Stock, the Mezzanine Preferred Stock or the Permanent Preferred Stock (an "Investor Nominee") indemnification and directors' and officers' insurance having terms and provisions no less favorable to such individuals than the indemnification and directors' and officers' insurance provided to other directors and officers of the Company (including, without limitation, coverage for matters based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring while such Investor Nominee was a director, even though such Investor Nominee may no longer be a director at the time any claim for indemnification or coverage under insurance is made).

                  (b) So long as any Investor Nominee serves as a member of the Board of Directors, the Company shall not amend the Certificate of Incorporation or Bylaws so as to adversely affect the rights of any such person with respect to indemnification by the Company for any losses incurred by such person in such person's capacity as an officer of the Company.

         6.10 Listing. So long as any Bridge Preferred Shares or Conversion Shares remain outstanding, the Company shall use its best efforts to ensure that the Common Stock continues to be listed for trading on the NYSE. The Company will take all action necessary to ensure that, at Closing, all shares of Common Stock issuable upon conversion of the Bridge Preferred Shares and Permanent Preferred Shares will be listed for trading on the New York Stock Exchange.

         6.11 Legend.

                  (a) The Purchaser agrees to the placement on certificates representing Bridge Preferred Shares and the Conversion Shares a legend (the "Private Placement Legend") substantially as set forth below:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN SECURITIES PURCHASE AGREEMENT, DATED AS OF DECEMBER 17, 2001, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY.

                  (b) The Private Placement Legend shall be removed from any such certificate if (i) the securities represented thereby are sold pursuant to an effective registration statement under the Securities Act, (ii) there is delivered to the Company such satisfactory evidence, which may include an opinion of counsel, as reasonably may be requested by the Company, to confirm that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such securities will not violate the registration and prospectus delivery requirements of the Securities Act, or
(iii) the securities represented thereby may be resold pursuant to Rule 144(k) promulgated under the Securities Act. Other than as required by Section 151(f) of the Delaware General Corporation Law, no other legends shall be placed on such certificates, without the consent of the Purchasers (other than an appropriate legend pursuant to the Rights Plan, as amended pursuant to Section 6.15). Notwithstanding the foregoing, the second paragraph of the Private Placement Legend shall be removed from any such certificate after the Initial Increase Date and shall not be placed on any such certificate for shares of Bridge Preferred Shares or Conversion Shares issued after the Initial Increase Date.

         6.12 Payment of Fees. On the Closing Date (immediately prior to the Closing) the Company shall pay to Carlyle $1,125,000 in cash (the "Financing Fee"), by wire transfer of immediately available funds to an account designated by Carlyle. In the event that the Required Stockholder Approval is not obtained on or prior to the Initial Increase Date, the Company shall pay to Carlyle the Rollover Fee by wire transfer of immediately available funds to an account designated by Carlyle, on the first Business Day following the Initial Increase Date. The payment of the Financing Fee and the Rollover Fee pursuant to this
Section 6.12 shall be in addition to, and not in substitution of, any other payment obligation of the Company under this Agreement or pursuant to the terms of the Bridge Preferred Shares, the Mezzanine Preferred Shares and the Permanent Preferred Shares.

         6.13 Use of Proceeds.

                  The Company shall use the gross proceeds of the sale of the Bridge Preferred Stock and the securities sold pursuant to the Note Purchase Agreement and the initial borrowing under the New Credit Facility solely (i) for the payment of fees and expenses in connection with the transactions contemplated hereunder, the Note Purchase Agreement and the New Credit Facility, including the Carlyle Fee and the Carlyle Transaction Expenses; (ii) to purchase inventory from and to pay a fee to be an exclusive service provider to Rolls-Royce Corporation in accordance with the Rolls-Royce T-56 Engine Part Contract; and (iii) to repay in full all amounts outstanding under the Credit Facility.

         6.14 Confidentiality. (a) Without limiting the Purchasers' obligations under the Confidentiality Agreement with the Company dated as of October 26, 2001, each of the Purchasers agrees, on behalf of itself and each of its Affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature and in accordance with safe and sound commercial practices, any confidential non-public information supplied to it by the Company or any of its Subsidiaries pursuant to this Agreement that is identified by such Person as being confidential at the time the same is delivered to such Purchaser; provided that nothing herein shall limit the disclosure of such information (a) after such information shall have become public other than through a violation of this Section 6.14, (b) to the extent required pursuant to a subpoena, civil investigative demand (or similar process), order, statute, rule or other legal requirement promulgated or imposed by a court or by a judicial, regulatory, self-regulatory or legislative body, organization, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, without limitation, in response to oral questions, interrogatories or requests for information or documents), (c) to counsel, auditors, accountants or other Representative (as defined in the Confidentiality Agreement) for any of the Purchasers, (d) to any other Purchaser, (e) in connection with any litigation to which any one or more of the Purchasers is a party, or in connection with the enforcement of rights or remedies hereunder, (f) to a Subsidiary, Affiliate, partner, director, officer or employee of such Purchaser provided that such parties agree to be bound by provisions substantially similar to this Section 6.14 or (g) such information has been independently developed by such Purchasers or its Representative (as defined in the Confidentiality Agreement).

                  (b) Unless specifically prohibited by applicable law or court order, each of the Purchasers shall, to the extent practical, prior to disclosure thereof, notify the Company of any request for disclosure of any such non-public information by any governmental agency or representative thereof or pursuant to legal process, and shall consult with the Company on the advisability of the Company (at the Company's request) taking legally available steps to resist or narrow any such request. Such Purchaser shall be entitled to reimbursement from the Company for expenses incurred by it, including the fees and expense of counsel, in connection with any action taken pursuant to this
Section 6.14.

         6.15 Issuance of Rights.

                  At the Closing, the Company shall issue to each Purchaser a number of Rights (as defined in the Rights Plan), which shall be attached to the Bridge Preferred Stock and Permanent Preferred Stock upon conversion of the Bridge Preferred Stock, equal to the number of shares of Common Stock issuable upon conversion of the shares of Permanent Preferred Stock that will be issuable to such Purchaser upon conversion of the shares of Bridge Preferred Stock into shares of Permanent Preferred Stock upon receipt of the Required Stockholder Approval. Upon any subsequent issuance of any shares of Permanent Preferred Stock or Bridge Preferred Stock to any holder of the Permanent Preferred Stock or Bridge Preferred Stock as dividends on the Permanent Preferred Stock or Bridge Preferred Stock, as applicable, the Company will issue to the Person to whom such shares are issued (i) in the case of such issuance of shares of Permanent Preferred Stock, a number of Rights equal to the number of shares of Common Stock issuable upon conversion of the shares of Permanent Preferred Stock so issued, and (ii) in the case of such issuance of shares of Bridge Preferred Stock, a number of Rights equal to the number of shares of Common Stock issuable upon conversion of the shares of Permanent Preferred Stock that would be issued upon conversion of such shares of Bridge Preferred Stock into Permanent Preferred Stock following receipt of the Required Stockholder Approval. Prior to the Closing, the Company shall amend the Rights Plan, to the Purchasers' reasonable satisfaction, to provide for such issuance of Rights pursuant to this
Section 6.15. Except as set forth in this Section 6.15, before the date hereof and the Closing, the Company will not amend the Rights Plans without the consent of the Purchasers.

         6.16 Transfer of Bridge Preferred Stock. Unless the Company sells all or substantially all of its assets, mergers, consolidates with or into another Person, enters into, effects or announces any similar transaction, enters into any agreement to effect such transaction, effects any liquidation, dissolution or winding-up of the Company, reclassifies any shares of Common Stock, or enters into any agreement or consummates any transaction that would constitute a Change of Control (as defined in the Bridge Preferred Stock Certificate of Designations), the Purchasers shall not sell, assign, convey or otherwise transfer, except to an Affiliate of such Purchaser, the Bridge Preferred Stock or Conversion Shares prior to the earlier of (i) the Initial Increase Date and
(ii) the date on which the Required Stockholder Approval has been obtained.

                                  ARTICLE VII.
                              CONDITIONS TO CLOSING


         7.1 Condition to Each Party's Obligations. Neither party shall be obligated to consummate the transactions contemplated hereby, if on or prior to the Closing Date, there shall (i) be any injunction or court order restraining consummation of the transactions contemplated hereunder; (ii) be any pending or threatened action or proceeding by or before a court or governmental body brought by or on behalf of any Governmental Entity seeking to restrain or invalidate all or any portion of the transactions contemplated hereunder, or
(iii) have been adopted any law or regulation making all or any portion of the transactions contemplated hereunder illegal.

         7.2 Conditions to the Company's Obligations. The obligations of the Company to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction or waiver on the Closing Date, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. All representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects (i) on the date hereof and
(ii) at and as of the Closing Date, as if such representations and warranties were made at and as of the Closing Date, and the Purchasers shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. There shall be delivered to the Company a certificate (signed by a general partner of each Purchaser) to the foregoing effect.

                  (b) Consents. All consents, approvals, Permits and waivers from Governmental Entities and other parties required to be obtained in connection with the consummation of the transactions contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval, Permit or waiver would not have a Material Adverse Effect.

                  (c) Certificates. Each Purchaser will furnish the Company with such certificates of its general partner and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by the Company.

                  (d) Rolls Royce Contract. The Company shall have entered into the Rolls Royce T-56 Engine Parts Contract and such contract shall be in the form of Exhibit D attached hereto.

                  (e) Refinancing of Senior Credit Facility. The Company shall have entered into a new senior credit facility providing for $200,000,000 in aggregate principal amount of senior debt financing in the form of Exhibit F attached hereto.

                  (f) Mezzanine Financing. The Company shall issue $80,000,000 principal amount of senior notes of the Company for aggregate consideration of $80,000,000 substantially in the form of Exhibit G attached hereto.

                  (g) Standstill Agreement. The Purchasers and Carlyle High Yield Partners, L.P., a Delaware limited partnership, shall have executed and delivered to the Company the Standstill Agreement.

         7.3 Conditions to the Purchasers' Obligations. The obligation of the Purchasers to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction or waiver on the Closing Date of each of the following conditions:

                  (a) Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (i) on the date hereof and (ii) at and as of the Closing Date, as if such representations and warranties were made at and as of the Closing Date, and the Company shall have performed in all material respects all agreements and covenants required hereby to be performed prior to or at the Closing Date. There shall be delivered to the Purchasers a certificate (signed by the President and Chief Executive Officer of the Company) to the foregoing effect.

                  (b) Consents. All consents, approvals, Permits and waivers from Governmental Entities and other parties required to be obtained in connection with the consummation of the transactions contemplated hereby shall have been obtained.

                  (c) Opinions of Counsel. The Company shall have delivered to the Purchasers the opinions of Haynes and Boone, LLP, counsel for the Company, with respect to the matters set forth in a form reasonably acceptable to the Purchasers.

                  (d) Certificates. The Company shall furnish the Purchasers with such certificates of the Chief Executive Officer and the Secretary of the Company and others to evidence compliance with the conditions set forth in this
Article VII as may be reasonably requested by the Purchasers.

                  (e) No Adverse Changes. Since the date of this Agreement, there shall not have occurred any Material Adverse Change.

                  (f) Elections of Directors. All actions shall have been taken by the Company and its Board of Directors so that, immediately upon the Purchasers' purchase of the Bridge Preferred Shares, the Board of Directors shall consist of no more than eight directors (including the directors elected as provided below) and the Purchasers may, by execution and delivery of a written consent, elect two (2) members of the Board of Directors effective as of the Closing Date.

                  (g) Certificate of Designations. The Company shall have filed with the Secretary of State of Delaware the Bridge Preferred Stock Certificate of Designations, the Mezzanine Preferred Stock Certificate of Designations and the Permanent Preferred Stock Certificate of Designations and such instruments shall have become effective.

                  (h) Rights Plan. The Company shall have complied with Section 6.15.

                  (i) Liability Insurance. The Company shall have provided to the Purchasers a copy of the insurance policies, together with the riders and schedules thereto, which evidence compliance with the provisions set forth in
Section 6.9 effective as of the Closing Date.

                  (j) Rolls Royce Contract. The Company shall have entered into the Rolls Royce T-56 Engine Parts Contract and such contract shall be in the form of Exhibit D attached hereto and shall be in full force and effect.

                  (k) Refinancing of Senior Credit Facility. The New Credit Facility shall be in effect, the conditions set forth in Article III thereof shall have been satisfied or waived and not less than $32 million shall be available for borrowing thereunder.

                  (l) Mezzanine Financing. The Company shall issue $80,000,000 principal amount of senior notes of the Company for aggregate consideration of $80,000,000 on the terms set forth in the Note Purchase Agreement.

                  (m) Registration Rights Agreement. The Company shall have executed and delivered to the Purchasers the Registration Rights Agreement.

                  (n) NYSE Listing. The shares of Common Stock issuable upon conversion of the Bridge Preferred Shares and the Permanent Preferred Shares shall have been approved (to the extent permitted by the rules of the New York Stock Exchange) for listing on the New York Stock Exchange (subject to official notice of listing and subject, in the case of the shares of Common Stock issuable upon conversion of the Permanent Preferred Shares, to receipt of the Required Stockholder Approval).

                  (o) Financing Fee and Carlyle Transaction Expenses. The Company shall have paid to Carlyle the Financing Fee as provided in Section 6.12 hereof and shall have reimbursed the Purchasers for the Carlyle Transaction Expenses as provided in Section 9.3.

                  (p) Benefit Arrangements. The Company shall have obtained such consents and waivers and taken all such other necessary action such that the consummation of the transactions contemplated hereby (including the issuance of the Bridge Preferred Stock contemplated hereby and the Conversion Shares upon conversion thereof) shall not cause or constitute a "change of control" under, or otherwise result in the acceleration, creation or increase of any benefits of rights or payments under any Benefit Arrangement or contract or agreement listed on Schedule 4.5 or Schedule 4.13 (other than the acceleration or vesting of options to purchase not more than 326,500 shares of Common Stock issued pursuant to (i) the Aviall, Inc. Stock Incentive Plan, (ii) the Aviall, Inc. 1998 Stock Incentive Plan and (iii) the Aviall, Inc. Amended and Restated 1998 Directors Stock Plan).

                  (q) Rolls Royce 250 Engine Parts Contract. The Company shall have obtained a waiver from Rolls-Royce Allison of the termination option of Rolls-Royce for a change of control of the Company pursuant to the terms and conditions of that certain Distribution Services Agreement, dated as of November 3, 1999, by and between Allison Engine Company, Inc. d/b/a Rolls-Royce Allison and Aviall Services, Inc., as amended.

                  (r) Management Rights Agreement. The Company shall have executed and delivered to the Purchasers the agreements attached as Exhibit J hereto.

                  (s) As-Adjusted Balance Sheet. The Purchasers shall have received an as adjusted consolidated balance sheet (the "As-Adjusted Balance Sheet") of the Company and its Subsidiaries and certified by the principal accounting officer and principal finance officer of the Company, that it fairly presents the consolidated preliminary balance sheet of the Company and its Subsidiaries as of November 30, 2001 and has been adjusted to reflect the consummation of the transactions contemplated by this Agreement, the New Credit Facility and the Note Purchase Agreement, including all material fees and expenses in connection therewith.

                                  ARTICLE VIII.
                                 INDEMNIFICATION


         8.1 Survival of Representations, Etc. The representations, warranties, covenants and agreements of the parties hereto contained herein shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 4.13 and 4.14 shall survive until six months after expiration of the applicable statute of limitations and (ii) termination of the survival period of any representation or warranty shall not relieve any party of liability for any breach of any representation or warranty as to which a claim has been asserted prior to such date of termination.

         8.2 Indemnification by the Company. The Company shall indemnify and hold harmless each of the Purchasers and their respective Affiliates, directors, officers, advisors, agents and employees (the "Purchaser Indemnified Parties") from and against any and all demands, losses, damages, penalties, claims, liabilities, obligations, actions, causes of action, and expenses (including without limitation, costs of investigating, preparing or defending any such claim or action and reasonable legal fees and expenses) (collectively, "Losses"), (i) arising out of, relating to, or in connection with this Agreement, the transactions contemplated hereby, and/or the delivery, enforcement and performance of this Agreement or the Registration Rights Agreement other than matters covered in clause (ii) of this Section 8.2, and
(ii) arising by reason of or resulting from any material breach of any warranty, representation, covenant or agreement of the Company contained in this Agreement, the Registration Rights Agreement, or in any certificate delivered pursuant hereto or thereto.

         8.3 Indemnification by the Purchasers. Each Purchaser shall indemnify and hold harmless the Company and its Affiliates, directors, officers, advisors, agents and employees (the "Company Indemnified Parties" and, together with the Purchasers Indemnified Parties, the "Indemnified Parties") from and against any and all Losses arising by reason of or resulting from any material breach of any warranty, representation, covenant or agreement of such Purchaser contained in this Agreement or in any certificate delivered pursuant thereto.

         8.4 Limitation on Indemnities. No claim may be made against an indemnifying party for indemnification pursuant to either clause (ii) of Section
8.2 or Section 8.3 until the aggregate dollar amount of all Losses indemnifiable pursuant to such section exceeds $1,000,000. The aggregate amount of all Losses for which any indemnifying party shall be required to indemnify any indemnifying parties pursuant to this Article 8 (other than pursuant to clause (i) of Section 8.2) shall not exceed $45,000,000.

         8.5 Losses. The term "Losses" as used in this Article 8 is not limited to matters asserted by third parties, but includes Losses incurred or sustained by an Indemnified Party in the absence of third party claims. Payments by an Indemnified Party of amounts for which such Indemnified Party is indemnified hereunder shall not necessarily be a condition precedent to recovery.

         8.6 Defense of Claims. If a claim for Losses (a "Claim") is to be made by an Indemnified Party, such Indemnified Party shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article 8. If any lawsuit or enforcement action is filed against any Indemnified Party hereunder, notice thereof (a "Third Party Notice") shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen
(15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After receipt of a Third Party Notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party. The Indemnified Party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; and the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and appoint its own counsel therefor, at its own cost. The parties shall also cooperate with each other in any notifications to insurers. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Third Party Notice, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim and the indemnifying party shall have the right to participate therein at its own cost. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.

         8.7 Tax Treatment of Indemnity. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the consideration for the purchase of the Bridge Preferred Shares, unless otherwise required by Applicable Law, in which event indemnification payments shall be made in an amount sufficient to indemnify the party on a net after-Tax basis.

                                   ARTICLE IX.
                                  MISCELLANEOUS

         9.1 Termination. Prior to the Closing, this Agreement may be terminated:

                  (a) by mutual written consent of the Company and the Purchasers;

                  (b) by the Purchasers or the Company if the Closing shall not have occurred on or before December 31, 2001; provided however, that this provision shall not be available to the Purchaser if the Company has the right to terminate this Agreement under Section 9.1(d), and this provision shall not be available to the Company if Purchaser has the right to terminate this Agreement under Section 9.1(c);

                  (c) by the Purchasers, if there is a material breach of any representation or warranty set forth in Article 4 hereof or any covenant or agreement to be complied with or performed by the Company pursuant to the terms of this Agreement; or

                  (d) by the Company, if there is a material breach of any representation or warranty set forth in Article 5 hereof or of any covenant or agreement to be complied with or performed by the Purchasers pursuant to the terms of this Agreement.

         9.2 In the Event of Termination. In the event of termination of this Agreement, no party hereto shall have any liability or further obligation to any other party under this Agreement (other than the obligations of the parties pursuant to Section 9.3), provided that no such termination shall relieve any party from liability relating to breach of this Agreement occurring prior to such termination.

         9.3 Expenses. The Company shall be responsible for the payment of all expenses incurred by the Company in connection with the transactions contemplated hereby, regardless of whether such transactions close, including, without limitation, all fees and expenses incurred in connection with the Proxy Materials and the fees and expenses of the Company's legal counsel and all third party consultants engaged by the Company to assist in the transactions. On the Closing Date, the Company shall reimburse the Purchasers for the Carlyle Transaction Expenses by wire transfer of immediately available funds to an account designated by the Purchasers in the amount of the Carlyle Transaction Expenses. In the event that the Agreement is terminated, the Company shall reimburse the Purchasers for the Carlyle Transaction Expenses by wire transfer of immediately available funds to an account designated by the Purchasers in the amount of the Carlyle Transaction Expenses. In the event that the Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(b) as a result of any material breach of the Agreement by the Company, (i) the Company shall pay to Carlyle on the date of such termination the Financing Fee and the Carlyle Transaction Expenses and (ii) the Purchasers shall be entitled to recover from the Company all Losses incurred by the Purchasers arising out of or relating to or incurred as a result of any pre-termination breach of this Agreement by the Company; provided that the aggregate liability of the Company pursuant to this Section 9.3 shall not exceed $45,000,000. In the event that the Agreement is terminated pursuant to Section 9.1(d) or Section 9.1(b) as a result of any material breach of the Agreement by the Purchasers, (i) the Purchasers shall pay to the Company on the date of such termination, the fees and expenses of the Company's legal counsel and all third party consultants and advisors engaged by the Company to assist in the transactions and (ii) the Company shall be entitled to recover from the Purchasers all Losses incurred by the Company arising out of or relating to or incurred as a result of any pre-termination breach of this Agreement by the Purchasers; provided that the aggregate liability of the Purchasers pursuant to this Section 9.3 shall not exceed $45,000,000. Following Closing, promptly upon a written request therefore, the Company shall reimburse each Purchaser for the reasonable out-of-pocket expenses incurred following the Closing in connection with the transactions contemplated hereby and in connection with such Purchaser's ongoing monitoring of its investment in the Company.

         9.4 Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under the Agreement or at law or in equity.

         9.5 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of the Purchasers. Each Purchaser may, without the consent of the Company, assign, in whole or in part, such Purchaser's rights under this Agreement to an Affiliate of such Purchaser. After the Closing Date, each Purchaser may, without the consent of the Company, assign this Agreement, in whole or in part, to a third party; provided, however, no Purchaser shall assign its rights pursuant to Section 6.4 hereunder unless such third party purchases ten percent (10%) or more of the Bridge Preferred Stock and/or Conversion Shares issued to the Purchasers, in the aggregate, pursuant to the terms of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

         9.6 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered by hand-delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery, as follows:

         If to the Company:

                  Aviall, Inc.
                  2750 Regent Blvd
                  DFW Airport, Texas 75261
                  Telephone: (972) 586-1800
                  Facsimile:  (972)  586-1010
                  Attn:  Jeffrey J. Murphy

         With a copies to:

                  Aviall, Inc.
                  2750 Regent Blvd
                  DFW Airport, Texas 75261
                  Telephone: (972) 586-1001
                  Facsimile:  (972)  586-1006
                  Attn:  Paul E. Fulchino

                  and

                  Haynes and Boone, LLP
                  901 Main Street
                  Dallas, Texas 75214
                  Telephone: (214) 651-5000
                  Facsimile:  (214) 200-0676
                  Attn:  Janice V. Sharry

         If to any Purchaser:

                  c/o The Carlyle Group
                  1001 Pennsylvania Avenue, N.W.
                  Suite 220 South
                  Washington, D.C. 20004
                  Telephone: (202) 347-2626
                  Facsimile:  (202) 347-1818
                  Attn:    Allan M. Holt
                           Peter J. Clare

         With a copy to:

                  Latham & Watkins
                  555 Eleventh Street, N.W.
                  Suite 1000
                  Washington, D.C. 20004
                  Telephone: (202) 637-2200
                  Facsimile:  (202) 637-2201
                  Attn:  Daniel T. Lennon

or to such other place and with such other copies as either party may designate as to itself by written notice to the other.

                  All such notices, requests, instructions or other documents shall be deemed to have been duly given; at the time delivered by hand, if personally delivered; four Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed;

when receipt acknowledged by addressee, if by telecopier transmission; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.

         9.7 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of New York, without regard to the conflict of law principles thereof, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

         9.8 Entire Agreement; Amendments and Waivers. This Agreement, including all schedules attached hereto (each, a "Schedule" and, collectively, the "Schedules"), the exhibits attached hereto, the Confidentiality Agreement dated as of October 26, 2001 between the parties hereto, the Registration Rights Agreement, the Standstill Agreement, the Bridge Preferred Stock Certificate of Designations, the Mezzanine Preferred Stock Certificate of Designations, the Permanent Preferred Stock Certificate of Designations constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including the written summary of proposed terms between the Company and the Purchasers. Capitalized terms used in the Schedules but not defined therein shall have the respective meanings ascribed to such terms in this Agreement. Any item disclosed in one Schedule shall be deemed to have been disclosed in all other Schedules.

         9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.10 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         9.11 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         9.12 Limitation of Liability. In no event shall any partner or representative of any Purchaser (except for any Purchaser which is a general partnership) or of any partnership which is a partner of any Purchaser or any partner of any such partnership, or any direct or indirect stockholder, officer, director, partner, employee or any other such person, be personally liable for any obligation of the Purchasers under this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.


                                      AVIALL, INC.

                                      By:         /s/ Paul E. Fulchino
                                            ------------------------------------
                                      Name: Paul E. Fulchino


                                      CARLYLE PARTNERS III L.P.
                                      By:   TC Group III, L.P., its General
                                            Partner

                                      By:   TC Group III, L.L.C., its General
                                            Partner

                                      By:   TC Group, L.L.C., its Managing
                                            Member

                                      By:   TCG Holdings, L.L.C., its Managing
                                            Member

                                      By:    /s/ Peter J. Clare
                                            ------------------------------------
                                      Name: Peter J. Clare



                                      CP III COINVESTMENT, L.P.

                                      By:   TC Group III, L.P., its General
                                            Partner

                                      By:   TC Group III, L.L.C., its General
                                            Partner

                                      By:   TC Group, L.L.C., its Managing
                                            Member

                                      By:   TCG Holdings, L.L.C., its Managing
                                            Member

                                      By:    /s/ Peter J. Clare
                                            ------------------------------------
                                      Name: Peter J. Clare